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[LOGO]                                                            NEWS RELEASE

TENET HEALTHCARE CORPORATION
HEADQUARTERS OFFICE
3820 STATE STREET
SANTA BARBARA, CA 93105          CONTACTS
TEL (805) 563-6855               INVESTOR RELATIONS: PAUL RUSSELL (805) 563-7188
FAX (805) 563-6821               MEDIA RELATIONS: LANCE IGNON (805) 563-6975
HTTP://WWW.TENETHEALTH.COM


                    TENET SETS TENDER OFFER PRICING

     SANTA BARBARA, CALIF. - MAY 7, 1998 - Tenet Healthcare Corp. (NYSE: THC) today announced that, pursuant to the terms of its previously announced tender offers for its 9 5/8% Senior Notes due Sept. 1, 2002 and its 10 1/8% Senior Subordinated Notes due March 1, 2005, it has determined the offer consideration for the Notes.

     The offer consideration for each $1,000 principal amount of 9 5/8% Notes is $1,108.40. This price was determined using a yield to maturity equal to a fixed spread of 50 basis points over the yield of the 6 1/4% U.S. Treasury Note due Aug. 31, 2002, which was 5.660% at 2 p.m. EDT on May 7, 1998. In addition, holders who validly tendered the securities and delivered related consents by 5 p.m. EDT on May 7, 1998 will receive a $20.00 consent payment per $1,000 principal amount of notes.

     The offer consideration to be paid for each $1,000 principal amount of 10 1/8% Notes tendered is $1,092.91. This price was determined using a yield to March 1, 2000, which is the earliest redemption date, equal to a fixed spread of 50 basis points over the yield of the 5 1/2% U.S. Treasury Note due Feb. 29, 2000, which was 5.559% at 2 p.m. EDT on May 7, 1998. In addition, holders who validly tendered the securities and delivered related consents by 5 p.m. EDT on May 7, 1998 will receive a $20.00 consent payment per $1,000 principal amount of notes.

     Each offer consideration was calculated using an assumed payment date of May 21, 1998.

     The offers are subject to certain conditions including completion of financing for the offers. As previously announced, the company has received required consents to certain amendments to the indentures pursuant to which the Notes were issued.

     Based in Santa Barbara, Calif., Tenet Healthcare through its subsidiaries owns and operates 123 acute care hospitals and numerous related healthcare services from coast to coast. The company employs 106,000 people serving communities in 18 states. Tenet can be found on the World Wide Web at www.tenethealth.com.